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                                                                    Exhibit 3.40

                            ARTICLES OF INCORPORATION

TO: The Secretary of State of the State of Iowa:

          The undersigned, acting as Incorporator of a corporation under the Iowa Business Corporation Act, under Chapter 490 of the Iowa Code, adopts the following Articles of Incorporation for such corporation:

          I. The name of the corporation is:

               IOC Davenport, Inc.

          II. The period of its duration is perpetual.

          III. The purpose or purposes for which the corporation is organized are:

     The purpose for which the corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Iowa Business Corporation Act.

          IV. The aggregate number of shares which the corporation is authorized to issue is 100,000 consisting of one class, without par value.

          V. The address of the initial registered office of the corporation is 220 N Main, Ste. 600, Davenport, IA 52801, and the name of its initial registered agent at such address is Curtis E. Season.

          V1. The name and address of the incorporator is:

          Name                     Address
          ----                     -------

          Curtis E. Season         220 N Main, Ste. 600
                                   Davenport, IA 52801

          VII. The corporate existence shall commence on the date on which the Secretary of State of the State of Iowa shall issue a Certificate of Incorporation for the corporation.

          VIII. A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation

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of the law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 833 of the Iowa Business Corporation Act. No amendment to or repeal of this Article shall apply to or have ant effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The directors of this corporation have agreed to serve as directors in reliance upon the provisions of this Article.

          DATED this 21/st/ day of July 2000.


                                                  /s/ Curtis E. Beason
                                                  ------------------------------
                                                  Curtis E. Beason, Incorporator

STATE OF IOWA   )
                ) ss:
COUNTY OF SCOTT )

          On this 21/st/ day of July 2000 before me, the undersigned, a Notary Public in and for said State, personally appeared Curtis E. Beason, to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.


                                                  /s/ Illegible
                                                  ------------------------------
                                                  Notary Public in and for
(Notary Seal)                                     said Country and State

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